Exhibit 99.1

BLOCKBUSTER REPORTS SECOND QUARTER 2004 RESULTS

DALLAS, July 22, 2004 — Blockbuster Inc. (NYSE: BBI), a leading global provider of in-home movie and game entertainment, today announced financial results for the second quarter ended June 30, 2004. Total revenues increased 2.1% to $1.42 billion for the second quarter of 2004 from $1.39 billion last year.

Net income for the second quarter of 2004 was $46.8 million, or $0.26 per diluted share, compared with $61.2 million, or $0.34 per diluted share, for the same period last year.

“The rental business continues to be challenging, a trend we expect to continue through at least the first half of 2005,” said John Antioco, Blockbuster Chairman and CEO. “We believe this validates our decision to transform Blockbuster from a rental-only retailer into an entertainment destination that enables customers to rent, buy or trade movies and games, new or used, in-store or online. We remain on track or ahead of schedule with all our strategic initiatives.”

Operating Results

For the second quarter of 2004, total revenues increased 2.1% to $1.42 billion from $1.39 billion for the second quarter last year, as a result of the favorable impact of foreign exchange and growth in the store base, offset by a decline in worldwide same-store revenues. Worldwide same-store revenues decreased 4.4% from the same period in the prior year. Total rental revenues, which represented 75.7% of total revenues, decreased 1.7% to $1.08 billion for the second quarter of 2004 compared with $1.10 billion for the second quarter of 2003. Worldwide same-store rental revenues decreased 6.4% reflecting weak rental traffic industry-wide.

Total retail revenues, which represented 22.7% of total revenues, increased 17.5% to $323.2 million for the second quarter of 2004 from $275.1 million for the same period last year. Worldwide same-store retail revenues for the second quarter of 2004 increased 4.3% as a result of strong growth in international retail movie and game sales.

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Blockbuster Second Quarter Earnings

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For the second quarter of 2004, gross profit increased 3.3% to $871.4 million from $843.2 million for the same period of last year as a result of improvement in gross margin and growth in total revenues. Rental gross profit for the second quarter of 2004 was up 1.7% to $778.5 million from $765.5 million for the second quarter of 2003. Rental gross margin for the second quarter of 2004 grew 250 basis points to 72.4% compared with 69.9% for the second quarter of 2003 as a result of a continued focus on improved product buying. Retail gross profit for the second quarter of 2004 increased 27.3% to $70.9 million from $55.7 million for the second quarter of 2003. Retail gross margin for the second quarter of 2004 was up 170 basis points to 21.9% compared with 20.2% for the second quarter of 2003 primarily as a result of the Company’s pricing and merchandising strategy for games. Total gross margin for the second quarter of 2004 was 61.3% versus 60.6% for the second quarter of 2003 primarily as a result of growth in both rental and retail margin.

Operating expenses (selling, general and administrative, depreciation and amortization) increased 7.8% to $795.1 million for the second quarter of 2004 from $737.9 million for the second quarter of 2003 primarily as a result of higher foreign exchange rates, costs associated with new initiatives and general inflation. For the second quarter of 2004, advertising expenses increased to $44.4 million, or 3.1% of total revenues, from $30.9 million, or 2.2% of total revenues, for the second quarter of 2003 primarily as a result of increased spending on new initiatives. As a percentage of revenues, operating expenses increased to 55.9% for the second quarter of 2004 from 53.0% for the same period last year primarily as a result of the decline in same-store revenues and the increase in operating expenses.

Operating income decreased 27.5% to $76.3 million for the second quarter of 2004 from $105.3 million for the second quarter of 2003.

Interest expense decreased 55.6% to $4.0 million for the second quarter of 2004 from $9.0 million for the second quarter of 2003, due to a reduction of more than $280.0 million in total debt since the end of the second quarter of last year and a lower effective interest rate.

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Blockbuster Second Quarter Earnings

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Net income for the second quarter of 2004 was $46.8 million, or $0.26 per diluted share, compared with $61.2 million, or $0.34 per diluted share for the same period last year.

Net cash flow provided by operating activities decreased to $264.8 million for the second quarter of 2004 from $394.0 million for the second quarter of 2003.

Free cash flow (net cash flow provided by operating activities less rental library purchases and capital expenditures) decreased to $23.0 million for the second quarter of 2004 from $126.1 million for the same period last year. Capital expenditures for the second quarter of 2004 were $59.4 million compared with $32.1 million for the second quarter of 2003.

Six Month Operating Results

Total revenues for the first six months of 2004 increased 0.5% to $2.92 billion from $2.91 billion for the first six months of last year, as a result of the favorable impact of foreign exchange and growth in the store base, offset by a 5.7% decline in worldwide same-store revenues. Total rental revenues, which represented 76.2% of total revenues for the first six months of 2004, decreased 2.8% to $2.23 billion from $2.29 billion for the same period last year. Worldwide same-store rental revenues for the first six months of the year declined 7.3% as a result of weak rental traffic industry-wide.

Total retail revenues, which represented 22.4% of total revenues for the first six months of 2004, increased 14.0% to $654.1 million from $574.0 million for the same period last year. Worldwide same-store retail revenues increased 1.0% as a result of strong growth in international retail movies and game sales.

Gross profit increased 3.8% to $1.80 billion for the first six months of 2004 from $1.73 billion for the same period last year as a result of the expansion of rental margin and growth in total revenues. Rental gross profit for the first six months of 2004 increased 1.7% to $1.60 billion from $1.58 billion for the first six months of 2003. Rental gross margin for the first six months

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Blockbuster Second Quarter Earnings

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of 2004 increased 320 basis points to 72.1% compared with 68.9% for the first six months of 2003 as a result of a continued focus on improved product buying. Retail gross profit increased 37.8% to $147.0 million for the first six months of 2004 compared with $106.7 million for the first six months of 2003. Retail gross margin increased to 22.5% for the first six months of 2004 from 18.6% for the first six months of 2003 as a result of the Company’s pricing and merchandising strategy for games and DVD retail. Total gross margin for the first six months of 2004 increased to 61.4% from 59.4% for the first six months of 2003 as a result of growth in both rental and retail margin.

Operating expenses increased to $1.59 billion for the first six months of 2004 from $1.48 billion for the first six months of 2003 primarily as a result of higher foreign exchange rates, costs associated with new initiatives, higher advertising expenses and general inflation. For the first six months of 2004, advertising expenses increased to $94.4 million, or 3.2% of total revenues, from $62.1 million, or 2.1% of total revenues, for the first six months of 2003 primarily as a result of increased spending on new initiatives and increased spending associated with the theatrical release of “Monster,” for which the Company owns the home video and television distribution rights. As a percentage of total revenues, operating expenses for the first six months of 2004 increased to 54.5% from 50.7% for the same period last year primarily as a result of the decline in same-store revenues and the increase in operating expenses.

Operating income decreased 20.8% to $201.2 million for the first six months of 2004 from $254.0 million for the first six months of 2003.

Interest expense decreased 56.3% to $8.6 million for the first six months of 2004 from $19.7 million for the first six months of last year, due to a reduction of more than $280.0 million in total debt since the end of the second quarter of last year and a lower effective interest rate.

Net income for the first six months of 2004 was $159.4 million, or $0.88 per diluted share. Net income for the first six months of 2003 was $141.7 million, or $0.79 per diluted share, including the cumulative effect of change in accounting principle recorded for the adoption of SFAS 143 “Accounting for Asset Retirement Obligations,” of $4.4 million, or $0.02 per diluted share.

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Blockbuster Second Quarter Earnings

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Income before cumulative effect of change in accounting principle increased 9.1% to $159.4 million, or $0.88 per diluted share, for the first six months of 2004 from $146.1 million, or $0.81 per diluted share for the first six months of 2003.

Results for the first six months of 2004 include the recognition of a tax benefit of $37.1 million, or $0.21 per diluted share, resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000. Excluding this tax benefit, adjusted net income for the first six months of 2004 was $122.3 million, or $0.67 per diluted share.

Net cash flow provided by operating activities was $455.2 million for the first half of 2004 compared with $579.3 million for the first half of 2003.

Free cash flow was negative $9.6 million for the first six months of 2004, compared with positive $88.3 million for the same period last year. Capital expenditures for the first six months of 2004 were $109.1 million compared with $55.8 million for the first six months of 2003.

Third Quarter and Full Year 2004 Business Outlook

The following are the Company’s current expectations for the third quarter and full year 2004 results of operations. This outlook does not reflect the adverse impact on results of operations from any incremental expenses associated with the divestiture of the Company by Viacom.

•	The Company expects profitability for the third quarter of 2004 to decline significantly from last year based on an estimated mid-single digit percentage decline in worldwide same-store revenues and a significant year-over-year increase in operating expenses associated with the development and launch of the key growth initiatives. Same-store revenues for the third quarter of 2004 will be adversely affected by a weak home video release schedule as well as the expected strong viewership of the Summer Olympics.

•	The Company expects the percentage increase in total revenues for the full-year 2004 to be in the low-single digit range as a result of favorable impact of foreign exchange and growth in the store base.

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•	The Company’s full-year 2004 diluted EPS will be adversely impacted by the investment of approximately $90 million of incremental operating expenses associated with the development and launch of the Company’s key growth initiatives, including rental subscription programs, movie and game trading and store-in-store game concepts. As a result of this investment and the continued weakness in the rental industry, the Company expects diluted earnings per share for 2004, excluding the impact of the first quarter 2004 tax benefit, to decrease approximately 30% from adjusted diluted earnings per share of $1.48 for 2003. Due to the changing dynamics of the rental market and the prospects of new business initiatives, the Company is considering accelerating its investment spending. If the Company decides to accelerate its investment spending or if Blockbuster’s rental business is softer than currently anticipated, the year-over-year decline in earnings per share would exceed 30%.

•	For the full-year 2004, the Company expects to open approximately 400 company-operated stores.

•	Capital expenditures for the full-year 2004 are expected to range between $250 million to $280 million, as compared with the $176.8 million recorded in 2003. The increase in capital expenditures is related primarily to the investment in systems and infrastructure to support the Company’s key growth initiatives, including rental subscription programs, movie and game trading and store-in-store game concepts.

Full Year 2005 Business Outlook

The Company expects the rental industry to continue to decline in 2005, but believes the rental industry will stabilize by the end of 2005 as DVD penetration is projected to reach 70% of U.S. households. Additionally, the Company expects to continue to invest heavily in the business in 2005, which combined with projected softness in rental revenues, will adversely affect profitability for the full year 2005.

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Blockbuster Second Quarter Earnings

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About Blockbuster

Blockbuster Inc. (NYSE: BBI) is a publicly traded subsidiary of Viacom Inc. (NYSE: VIA, VIA.B) and a leading global provider of in-home movie and game entertainment, with nearly 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com. Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising and online.

This news release contains forward-looking statements relating to Blockbuster’s operations and business outlook, including, without limitation, statements relating to Blockbuster’s business and growth initiatives, related investments and expected results of operations for 2004. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: (i) consumer demand for Blockbuster’s existing and planned product and service offerings, including its new initiatives, and the related impact of competitor pricing and product and service offerings; (ii) the variability in consumer appeal of the movie titles and games software released for rental and sale; (iii) Blockbuster’s ability to respond to changing consumer preferences and to effectively adjust its product mix, service offerings and marketing and merchandising initiatives; (iv) Blockbuster’s ability to effectively and timely prioritize and implement its initiatives; (v) Blockbuster’s ability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to Blockbuster’s operating model and initiatives; (vi) the impact of changes in Blockbuster’s consumer rental terms, including Blockbuster’s subscription rental offers; (vii) the application of existing and future accounting policies and pronouncements, including without limitation any continuing impact of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and the potential impact of pronouncements such as the Financial Accounting Standards Board Exposure Draft, Share-Based Payment, an Amendment of FASB Statements No. 123 and 95, or pending legislation such as H.R. 3574, The Stock Option Accounting Reform Act; (viii) vendor determinations relating to pricing and distribution of their product and Blockbuster’s ability to reach agreements with service, product and content providers on acceptable commercial terms; (ix) the effect of game platform cycles; (x) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (xi) other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2003.

# # #

Contact:	Press
Karen Raskopf
Senior Vice President, Corporate Communications
(214) 854-3190
or
Randy Hargrove
Director, Corporate Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations
(214) 854-3863

BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Revenues:
Rental revenues	$1,095.1	$1,076.0	$2,290.6	$2,227.0
Merchandise sales	275.1	323.2	574.0	654.1
Other revenues	22.0	22.0	45.4	43.2

	1,392.2	1,421.2	2,910.0	2,924.3

Cost of sales:
Cost of rental revenues	329.6	297.5	713.4	622.2
Cost of merchandise sold	219.4	252.3	467.3	507.1

	549.0	549.8	1,180.7	1,129.3

Gross profit	843.2	871.4	1,729.3	1,795.0

Operating expenses:
Selling, general and administrative	676.3	734.6	1,352.0	1,473.7
Depreciation	61.4	59.8	122.8	118.9
Amortization of intangibles	0.2	0.7	0.5	1.2

	737.9	795.1	1,475.3	1,593.8

Operating income	105.3	76.3	254.0	201.2

Interest expense	(9.0)	(4.0)	(19.7)	(8.6)
Interest income	0.8	0.7	1.6	1.4
Other items, net	3.5	(0.4)	3.1	(1.0)

Income before income taxes	100.6	72.6	239.0	193.0
Provision for income taxes	(39.4)	(25.8)	(92.2)	(33.6)
Equity in loss of affiliated companies, net of tax	—	—	(0.7)	—

Income before cumulative effect of change in accounting principle	61.2	46.8	146.1	159.4
Cumulative effect of change in accounting principle, net of tax (1)	—	—	(4.4)	—

Net income	$61.2	$46.8	$141.7	$159.4

Income per share before cumulative effect of change in accounting principle:
Basic	$0.34	$0.26	$0.81	$0.88
Diluted	$0.34	$0.26	$0.81	$0.88
Cumulative effect of change in accounting principle per share:
Basic	$—	$—	$(0.02)	$—
Diluted	$—	$—	$(0.02)	$—
Net income per share:
Basic	$0.34	$0.26	$0.79	$0.88
Diluted	$0.34	$0.26	$0.79	$0.88
Weighted average shares outstanding:
Basic	179.8	181.1	179.7	181.0
Diluted	180.6	181.6	180.4	181.8

Cash dividends per common share	$0.02	$0.02	$0.04	$0.04

Note: Some amounts above do not total due to rounding.

(1)	During 2003, we adopted SFAS 143 Accounting for Asset Retirement Obligations, which requires the capitalization of any retirement costs as part of the total cost of the related long-lived asset and the subsequent allocation of the total expense to future periods using a systematic and rational method. The application of this new accounting standard required us to recognize a cumulative effective of change in accounting principle, net of tax, of $4.4 million.

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2003		2004		2003		2004
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Revenues by Product Line:
Rental revenues:
VHS rental	$370.6	33.8%	$183.4	17.0%	$808.8	35.3%	$420.9	18.9%
DVD rental	611.4	55.8%	774.6	72.0%	1,241.7	54.2%	1,562.4	70.2%

Total movie rental	982.0	89.7%	958.0	89.0%	2,050.5	89.5%	1,983.3	89.1%
Game rental	113.1	10.3%	118.0	11.0%	240.1	10.5%	243.7	10.9%

Total rental	$1,095.1	100.0%	$1,076.0	100.0%	$2,290.6	100.0%	$2,227.0	100.0%

Merchandise sales:
VHS sales	$16.0	5.8%	$5.3	1.6%	$36.3	6.3%	$11.6	1.8%
DVD sales	107.3	39.0%	135.8	42.0%	226.5	39.5%	273.3	41.8%

Total movie sales	123.3	44.8%	141.1	43.7%	262.8	45.8%	284.9	43.6%
Game sales	58.5	21.3%	88.7	27.4%	120.9	21.1%	172.1	26.3%
General merchandise sales	93.3	33.9%	93.4	28.9%	190.3	33.2%	197.1	30.1%

Total merchandise sales	$275.1	100.0%	$323.2	100.0%	$574.0	100.0%	$654.1	100.0%

Note: Some percentages above do not total due to rounding.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Same-store Revenues Data:
Worldwide same-store revenues increase (decrease)	1.0%	(4.4)%	3.3%	(5.7)%
Domestic same-store revenues increase (decrease)	0.9%	(6.4)%	4.0%	(8.4)%
International same-store revenues increase	1.6%	1.9%	0.4%	2.4%

Margin:
Rental margin	69.9%	72.4%	68.9%	72.1%
Merchandise margin	20.2%	21.9%	18.6%	22.5%
Gross margin	60.6%	61.3%	59.4%	61.4%

Cash Flow Data:
Net cash flow provided by operating activities	$394.0	$264.8	$579.3	$455.2
Net cash flow used in investing activities	$(266.4)	$(256.9)	$(487.8)	$(480.2)
Net cash flow used in financing activities	$(135.5)	$(21.2)	$(119.1)	$(87.4)

Capital Expenditures	$32.1	$59.4	$55.8	$109.1

Selected Balance Sheet Data:

	June 30, 2003	December 31, 2003	June 30, 2004
Cash and cash equivalents	$129.3	$233.4	$123.2
Merchandise inventories	$359.9	$415.1	$408.2
Rental library	$371.1	$354.4	$365.3
Accounts payable	$469.4	$565.1	$488.4
Total debt (including capital lease obligations)	$433.9	$219.9	$145.9

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:

	Six Months Ended June 30,
	2003	2004
Domestic Company-Operated Stores:
Beginning	4,518	4,579
Net additions	57	81

Ending	4,575	4,660

International Company-Operated Stores:
Beginning	2,389	2,526
Net additions (closures)	65	(6)

Ending	2,454	2,520

Franchised and/or Joint Venture Stores:
Beginning	1,638	1,762
Net additions	31	32

Ending	1,669	1,794

Total Stores Worldwide:
Beginning	8,545	8,867
Net additions	153	107

Ending	8,698	8,974

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions, and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Net cash flow provided by operating activities	$394.0	$264.8	$579.3	$455.2

Adjustments to reconcile net cash flow provided by operating activities to free cash flow:
Rental library purchases	(235.8)	(182.4)	(435.2)	(355.7)
Capital expenditures	(32.1)	(59.4)	(55.8)	(109.1)

Free cash flow	$126.1	$23.0	$88.3	$(9.6)

The following table provides a reconciliation of net income to free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Net income	$61.2	$46.8	$141.7	$159.4

Adjustments to reconcile net income to free cash flow:
Depreciation and amortization	61.6	60.5	123.3	120.1
Capital expenditures	(32.1)	(59.4)	(55.8)	(109.1)
Rental library purchases, net of rental amortization	(0.4)	(3.9)	77.4	15.7
Changes in working capital	41.8	(57.0)	(206.0)	(231.3)
Cumulative effect of change in accounting principle, net of tax	—	—	4.4	—
Changes in deferred taxes and other	(6.0)	36.0	3.3	35.6

Free cash flow	$126.1	$23.0	$88.3	$(9.6)

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(In millions, except per share amounts)

For the first six months of 2004, the Company reports adjusted net income excluding the recognition of a tax benefit resulting from the resolution of the federal income tax audit for tax years January 1, 1997 through May 4, 2000. Management believes that because this item is non-recurring in nature, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses net income excluding these non-recurring items as an internal measure of business operating performance.

For 2003, the Company reported adjusted net income, net income per diluted share, operating income and operating margin excluding impairment of goodwill and other long-lived assets pursuant to SFAS No. 142, Goodwill and Other Intangibles and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management believes that because the total amount of the non-cash charges relates primarily to impairment of goodwill associated with Viacom’s acquisition of Blockbuster, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses earnings from operations excluding impairment charges as an internal measure of business operating performance.

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
Reconciliation of adjusted net income:
Net income (loss)	$(983.9)	$159.4

Adjustments to reconcile net income (loss) to adjusted net income:
Resolution of federal income tax audit	—	(37.1)
Cumulative effect of change in accounting principle, net of tax	4.4	—
Impairment of goodwill and other long-lived assets, net of tax	1,247.3	—

Adjusted net income (1)	$267.8	$122.3

Adjusted income per diluted share (1)	$1.48	$0.67

Weighted average shares outstanding—diluted	181.3	181.8

(1)	Before cumulative effect of change in accounting principle.